Exhibit 5.1

August 2, 2013

Swift Energy Company
16825 Northchase Dr., Suite 400
Houston, Texas 77060

Re:	Registration Statement on Form S-8 covering a total of 500,000 shares of common stock of Swift Energy Company issuable under the Swift Energy Company Employee Stock Purchase Plan

Ladies and Gentlemen:

I am Secretary and Senior Corporate Counsel for Swift Energy Company, a Texas corporation (the “Company”), and as such, I have been asked to render the following opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about August 2, 2013, to register a total of 500,000 shares of common stock (the “Shares”) of the Company that may be issued by the Company pursuant to the Swift Energy Company Employee Stock Purchase Plan (the “Plan”).

In connection therewith, I have examined and relied upon the original, or copies identified to my satisfaction, of the Company’s (1) Restated Certificate of Formation, as amended, and the Bylaws, as amended; (2) the Plan; (3) minutes and records of the corporate proceedings with respect to the establishment of the Plan, the issuance of the Shares pursuant to the Plan and related matters; (4) the Registration Statement and exhibits thereto, and (5) such other documents and instruments as I have deemed necessary for the expression of opinion herein contained. In making the foregoing examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to various questions of fact material to this opinion, and as to the content and form of the Restated Certificate of Formation, as amended, and the Bylaws, as amended, minutes, records, resolutions and other documents or writings of the Company, I have relied, to the extent deemed reasonably appropriate, upon representations, statements or certificates of public officials or officers or representatives of the Company.

Swift Energy Company
August 2, 2013

Based upon the foregoing, I am of the opinion that the Shares, when issued pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Texas and the applicable provisions of the Texas Constitution, the federal laws of the United States of America, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,
/s/ Christopher M. Abundis
Christopher M. Abundis Secretary and Senior Corporate Counsel